April 8, 2016

Dear Donald:

After review by our management staff, we have decided to eliminate the position you now occupy. Consequently, effective April 8, 2016, your employment with Rexnord Industries, LLC is being terminated. As an associate of the Company, you are being offered the severance pay and benefits set forth in the following Separation Agreement and Release.

Separation Agreement and Release
This Separation Agreement and Release (hereinafter referred to as “Agreement”) is entered into this 8th day of April, 2016 by Donald Nelson (“Associate”) and Rexnord Industries, LLC, for itself and its direct and indirect parents, subsidiaries, divisions, related companies, affiliates, insurers, owners, directors, officers, managers, associates, agents, attorneys, and successors (“Company”).

WHEREAS, Associate has been employed by the Company for a period of time; and

WHEREAS, the Company and Associate have agreed that it is in their mutual best interests to terminate Associate’s employment with the Company under the terms and conditions set forth below; and

WHEREAS, the Company has voluntarily agreed to provide to Associate severance benefits as consideration for the signing of this Agreement; and

WHEREAS, the Company and Associate desire to resolve all matters between them and facilitate a smooth transition based on a mutual understanding;

NOW THEREFORE, for consideration of the mutual promises contained in this Agreement, the parties hereby agree as follows:

1.	Effective as of April 8, 2016, Associate’s employment with the Company will be terminated (“Termination Date”).

2.	This Agreement is made in consideration of the Company’s payment to Associate of the following “Severance Benefits”, which are subject to the terms of this Agreement:

a)
Severance Pay. Severance pay in the amount of $347,000. This equates to $6,673.08 per week for 52 weeks. Severance benefits shall be paid on a bi- weekly basis, with required deductions taken. Payment(s) will be taxed at federal and state supplemental rates and will commence as soon as practicable on the regular pay cycle following the Company’s receipt of the signed agreement and expiration of the seven-day Revocation Period, without revocation by Associate. If, during your severance period, you are rehired by the Company or offered a position with the Company at a comparable rate of pay that does not require relocation, your severance period will be reduced to align with the period for which you were unemployed by the Company.

b)
Continuation of Group Health, Dental and Vision Benefits. If you are a current participant in the Company sponsored group health and dental plans, the Company will subsidize your COBRA medical and dental benefits through April 30, 2017 during which time you will only be responsible for the active associate fees for coverage. After that date, you will be charged the full COBRA premiums. Although the Company may be subsidizing part of your COBRA, you must formally elect this coverage within the first 60 days and pay your access fees, or coverage will not be continued. The COBRA administrator will notify you regarding continued coverage.

c)	Outplacement Services. The Company will make available Outplacement Services for a period of 12 months. This program is offered through Banister International .

d)
Other Benefits. All other regular Company benefits to which you are entitled will be paid according to the specific plan provisions. Severance payments will not be used in the calculation of any other company-sponsored benefit.

3.	No Severance Benefits will be provided to Associate until the seven (7) day Revocation Period outlined in Paragraph 14 of this Agreement has expired, without revocation by Associate.

4.	Associate acknowledges that:

a)
the Severance Benefits are being paid to Associate in full settlement, accord and satisfaction of any and all Claims Associate has, or may have, against the Company up to the date of execution of this Agreement;

b)	the Severance Benefits are valuable and sufficient consideration for this Agreement, which Associate otherwise would not be entitled to receive;

c)	except as provided in this Agreement, Associate has received all wages, compensation, benefits, and other amounts to which Associate was entitled because of Associate’s employment at Company;

d)
as of the date of this Agreement, Associate has not suffered any on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial or total, which Associate has not previously reported to Company; and

e)
Associate has reported any possible violations of law or the Code of Business Conduct and Ethics of which Associate is aware to Company prior to the date of this Agreement, and Associate knows of no possible unreported violations of law or the Code of Business Conduct and Ethics by Company.

5.
Associate forever discharges and releases the Company from any and all claims, demands, rights, and causes of action, including without limitation claims for compensatory and punitive damages and for injunctive and other equitable or declaratory relief, Associate now has or may have against the Company up to the date of signing this Agreement, including but not limited to claims, demands, rights, and causes of action arising out of Associate’s employment and termination thereof, claims of employment discrimination or bias, retaliation, wrongful discharge, severance pay, unused vacation and breach of contract and any violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Associate Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990 (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), and any and all other federal, state and local laws, regulations, ordinances and/or public policy and any and all claims, demands, rights and causes of action Associate now has or may have against the Company under common law or in equity, including without limitation, contract or tort actions. All the claims, demands, rights and causes of action within the scope of this Section 5 are hereinafter referred to as “Claims”. Nothing herein shall release any party from any obligation under this Agreement, from any claim that cannot be released by law, and from any claim arising after the execution of this Agreement.

6.
Associate represents and warrants that as of April 8, 2016 Associate has returned to the Company all property of the Company in Associate’s possession, including, but not limited to, all office equipment, computer equipment, mobile phone, credit cards, keys, documents, manuals, procedures, notebooks, any Company assigned vehicle and Proprietary Information, as defined in Paragraph 7 of this Agreement.

7.
Associate acknowledges that in the course of employment by the Company, Associate received, used, had access to and became familiar with, and/or participated in the creation of “Proprietary Information” and Trade Secrets, as those terms are defined below, that were owned or possessed by the Company and/or used in connection with the Company’s business. Associate agrees not to disclose to others, or take or use for Associate’s own purposes or for the purposes of others, for a period of two (2) years after the Termination Date, any Proprietary Information, unless Associate has obtained written authority from the Company to disclose or use for Associate’s own purposes or for the purposes of others such Proprietary Information. Associate’s obligations under this section apply to, and are intended to prevent, the direct or indirect disclosure of Proprietary Information to others where such disclosure of Proprietary Information would reasonably be considered to be useful to the Company’s competitors or to a third party to become a competitor based in whole or in part on such disclosure of Proprietary Information. Associate shall not disclose the Company’s Trade Secrets for so long as they remain Trade Secrets. Proprietary Information means information, to the extent it is not a Trade Secret, which is possessed by or developed for the Company and which relates to the Company’s existing or potential business, which information is not reasonably ascertainable by the Company’s competitors or by the general public through lawful means, and which information the Company treats as confidential. Proprietary Information includes but is not limited to information regarding research drawings, designs, plans, proposals, business plans, strategies, product marketing and sales plans, financial information, costs, pricing information, customer and supplier information, proprietary processes, specifications, expertise, techniques, inventions and all proprietary methods, concepts, or ideas in or reasonably related to the business of the Company. Proprietary Information also includes but is not limited to information received by the Company from third parties which the Company has an obligation to treat as confidential. Proprietary Information may be oral, written, recorded, magnetically or electronically or otherwise stored, and may be that which Associate originates as well as that which otherwise comes into the possession or knowledge of Associate.

a)	Trade Secret shall mean a "trade secret" as defined in Uniform Trade Secrets Act.

b)
Associate’s obligations under this section will apply for the period of two (2) years after the Termination Date only as long as the Proprietary Information remains generally unknown to, and not readily ascertainable through proper means by, the Company’s competitors. Provided, however, that nothing in this Agreement shall limit the time periods during which Associate is prohibited from misappropriating or threatening to misappropriate the Company’s Trade Secrets as protected under applicable law.

c)
Associate agrees that the restrictions on Associate’s use of Proprietary Information are reasonable and necessary to protect the Company’s legitimate business interests, that the consideration provided by the Company is fair and reasonable, and that given the importance to the Company of its Proprietary Information, Trade Secrets, and customer relationships, the post-employment restrictions on Associate’s activities are likewise fair and reasonable.

d)
Associate agrees not to remove from the premises of the Company any document or object containing or reflecting any Proprietary Information of the Company, whether in hard copy or electronic form. Associate recognizes that all such documents and objects, whether developed by Associate or by someone else, are the exclusive property of the Company. Associate acknowledges that this provision is a material term of this Agreement.

8.
In addition to the restrictive obligations contained in the equity agreements entered into between Associate and the Company, Associate agrees to the following restrictive covenants, which Associate agrees are reasonable and necessary to protect the Company’s legitimate business interests and for which Associate has been provided fair and reasonable consideration:

a)
Restricted Services Obligation. For a period of two years following the Termination Date, Associate agrees not to directly or indirectly provide Restricted Services to any Competitor respecting its operations in the country in which the Associate was employed. For purposes of this Section, (i) “Restricted Services” means services of any kind or character comparable to those the Associate provided to the Company during the one year period preceding the Termination Date, and (ii) “Competitor” means any business located in the country in which the Associate was employed that is engaged in the development and/or sale of any product line that is substantially similar to a product line sold by the Company for which the Associate had direct managerial responsibility during the last year of the term of the Associate’s employment with the Company.

b)
Customer Non-Solicitation. For a period of two years following the Termination Date, Associate agrees not to directly or indirectly attempt to sell or otherwise provide to any Restricted Customer any goods, products or services of the type or substantially similar to the type sold or otherwise provided by the Company for which the Associate was employed during the twelve months prior to the Termination Date. For purposes of this section, “Restricted Customer” means any individual or entity (i) for whom/which the Company provided goods, products or services, and (ii) with whom/which the Associate was the primary contact on behalf of the Company during the Associate’s last twelve months of employment or about whom/which the Associate acquired non-public information during the Associate’s last twelve months of employment that would be of benefit to the Associate in selling or attempting to sell such goods, products or services in competition with the Company.

c)
Non-Solicitation of Employees. For a period of one year following the Termination Date, the Associate agrees not to directly or indirectly encourage any employee of the Company with whom the Associate has worked to terminate his or her employment with the Company or solicit such an individual for employment outside the Company in a manner which would end or diminish that employee’s services to the Company.

9.
In addition to any other ongoing obligations Associate has under Company policies, common law and statute, Associate acknowledges that the terms of this Release are contingent on Associate agreeing that Associate shall not make any disparaging remarks, negative comments or misrepresentations about the Company to any third parties, including Company customers. Company will not make any disparaging remarks, negative comments or misrepresentations about the Associate to any third parties. Nothing in this provision shall prevent Company or Associate from providing truthful information pursuant to a lawful subpoena or as required or protected by law.

10.
The payment of the Severance Benefits to the Associate is being made solely in consideration of this Agreement and shall not in any way be construed as an admission by the Company of any wrongdoing or liability in connection with Associate’s employment or termination of his/her employment with the Company. No statement in this Agreement or payment made pursuant to this Agreement constitutes, nor should it be deemed to constitute, an admission by the Company of any violation of law or any wrongdoing whatsoever.

11.
Associate understands he/she has the right to consult with an attorney and has been encouraged by the Company to consult with an attorney before agreeing to the terms of this Agreement. To enable the Associate to obtain adequate advice before he/she decides to sign this Agreement, the Company has agreed to give Associate twenty-one (21) days from April 8, 2016 (the date of receipt of this Agreement) to consult with counsel and decide whether to sign this Agreement. Associate agrees that this twenty- one (21) day consultation and decision period has been adequate.

12.
Associate declares that the Company has made no promise to or agreement with Associate not expressly set forth herein. This is the complete and final agreement between the parties and it supersedes and replaces any and all other agreements or understandings between the Company and Associate related to the subject matter herein, except those which by their terms survive termination or cessation of employment and/or those that contain any provisions regarding confidentiality, non-competition or non-solicitation, which shall remain in full force and effect in favor of the Company as if the agreements containing such provisions were not so superseded. This Agreement shall not be modified in any way without the prior written agreement of Associate and the Company.

13.	This Agreement is a contract between Associate and the Company, and not merely a recital.

14.
Associate declares that he/she freely and willingly makes this Agreement and was not forced in any manner to sign it. Associate further understands that if Associate wishes to revoke this Agreement, he/she may revoke this Agreement by delivering written notice of the revocation to the Company within seven (7) days from the date Associate signs and delivers this Agreement to the Company and that the Agreement is not effective or enforceable until this seven (7) day revocation period has expired (“referred to herein as the “Revocation Period”), without revocation by Associate. Associate agrees that in order to make this revocation, Associate shall do so by hand delivering, faxing or mailing notice to the Company at the following address:

Rexnord Industries, LLC PO Box 2022
Milwaukee, WI 53202
Attn: HR Shared Services
Fax: 513-826-6662

15.
Associate agrees that Associate will not in any way communicate or discuss the terms of this Agreement with any person other than his/her counsel, accountants and tax preparers, and Immediate Family. “Immediate Family” is defined as parent, spouse and children. Associate agrees to inform the above of the confidential nature of this Agreement. Associate may disclose information about the Agreement in response to a lawfully issued subpoena, summons or court order, provided, however, that Associate shall provide a copy of such document to the Company as soon as possible after receipt of same and shall withhold production of documents for as long as legally possible to allow the Company to quash, appeal or seek a protective order.

16.
In the event Associate breaches this confidentiality provision, the parties agree that the Company may present this Agreement to a court of competent jurisdiction to obtain injunctive, declaratory and/or monetary relief, including liquidated damages. This Agreement is a contract made under the laws of the State of Wisconsin and shall, for all purposes, be construed and enforced in accordance with said laws.

17.
The rights and benefits under this Agreement are personal to Associate and such rights and benefits shall not be subject to assignment, alteration or transfer, except to the extent such rights and benefits are lawfully available to the estate, trusts or beneficiaries of Associate upon death.

18.
This Agreement may be executed in counterparts, each of which will be deemed an original document, with the same force and effect as if all signatures appeared on one document. This Agreement also may be executed by facsimile or pdf signature with a copy of the signed original provided by ordinary mail.

19.
In the event that any term, covenant or provision of this Agreement is held by a court of competent jurisdiction to be invalid or against public policy, the remaining provisions of this Agreement shall remain in full force and effect.

20.
The parties intend for this Agreement either to satisfy the requirements of Internal Revenue Code Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. Any provision of this Agreement that would cause it to impose the additional taxes referenced in Section 409A will have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by law. Notwithstanding the foregoing, nothing in this Section creates any obligation on the part of the Company to Associate should the Agreement fail to satisfy the requirements of Section 409A to avoid the additional taxes referenced therein. Payments under this Agreement shall be considered a series of separate payments as described in Treasury Regulations section 1.409A-2(b)(2).

21.
Associate declares that he/she has read this Agreement, which is comprised of seven (7) pages and that Associate fully understands all of its terms, and knowingly and voluntarily gives and agrees to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

Associate	Company

Donald J. Nelson	/s/ George J. Powers
Print Signature	Signature

/s/ Donald J. Nelson	Chief Human Resources Officer
Signature	Title

April 8, 2016	April 8, 2016
Date	Date